Exhibit 4

FIRST AMENDMENT TO
UNSECURED CREDIT AGREEMENT

This First Amendment to that certain 370-day, $100,000,000 Unsecured Credit Agreement (the “Agreement”) dated as of May 7, 2002, by and among The Empire District Electric Company, as Borrower, UMB Bank, N.A., individually and as Administrative Agent, Bank of America, N.A., individually and as Syndication Agent and the other financial institutions party thereto, as Lenders, is made as of this 17th day of April, 2003, by and among the parties hereto.  Capitalized terms used herein but not otherwise defined have the meanings set forth in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.               The cover page of the Agreement is hereby amended by deleting the text “370-Day” therefrom.

2.               Section 2.1 of the Agreement is hereby amended by deleting the text  “May 12, 2003” appearing in the first sentence thereof and inserting the text “April 17, 2005” in lieu thereof.

3.               A new Section 7.16 is hereby added to the Agreement as follows:

“Section 7.16  Acquisitions.  During the term of this Agreement the Company will not, and will not permit any Subsidiary to, acquire any assets or equity interests of any other Person or Persons unless the aggregate consideration to be paid by the Company and its Subsidiaries in connection with any such acquisition or series of related acquisitions is, in the aggregate, less than $80,000,000.  In the event of any such acquisition, the Company shall give written notice to the Banks not later than the closing date of such acquisition.”

4.               The pricing schedule set forth on Exhibit B to the Agreement is hereby replaced with a new Exhibit B in the form attached hereto and incorporated herein by reference.

5.               Section 8.1(b) of the Agreement is hereby amended by deleting the text “and 7.15” appearing therein and inserting the text “, 7.15 and 7.16” in lieu thereof.

6.               Upon execution hereof the Company shall pay to the Agent for the ratable account of the Banks an upfront fee equal to 0.20% of the Revolving Credit Commitment of each of the Banks as of the date hereof (whether or not then in use or available).

7.               All terms and conditions of the Agreement not expressly modified herein shall remain in full force and effect as if this Agreement had not been executed and delivered by the Company.

8.               This First Amendment may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

9.               This First Amendment and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Missouri, except conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Agreement and it shall be effective as of this 17th day of April, 2003.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:	/s/ Gregory A. Knapp
Its:	Vice President Finance

UMB BANK, N.A., individually and as
Administrative Agent

By:	/s/ Charles J. Wolf
Its:	Senior Vice President
Address:	1010 Grand Boulevard
Kansas City, MO 64106
Attention:	Charles J. Wolf

BANK OF AMERICA, N.A.,
individually and as Syndication Agent

By:	/s/ Keith M. Schmelder
Its:	Senior Vice President
Address:	800 Market Street
St. Louis, MO 63101
Attention:	Keith M. Schmelder
Telephone No.:	(314) 466-6112
Telecopy No.:	(314) 466-6744

M & I MARSHALL & ILSLEY BANK, individually

By:	/s/ Gregg Weyer
Its:	Vice President
Address:	770 N. Water Street
Milwaukee, WI 53202
Attention:	Nenita Yumang
Telephone No.:	262-938-8675
Telecopy No.:	262-938-8684

LASALLE BANK NATIONAL ASSOCIATION, individually

By:	/s/ Kirk R. Fronckiewicz
Its:	Vice President
Address:	211 North Broadway
St. Louis MO 63102
Attention:	Kirk R. Fronckiewicz
Telephone No.:	(314) 613.1912
Telecopy No.:	(314)-621.1612

WELLS FARGO BANK, N.A., individually

By:	/s/ Steven W. Giles
Its:	Vice President
Address:	4100 N. Mulberry Dr., Suite 105
Kansas City, MO 64116
Attention:	Steven W. Giles
Telephone No.:	(816)-587-9109
Telecopy No.:	(816)-587-9537

COMERICA BANK, individually

By:	/s/ James B. Haeffner
Its:	First Vice President
Address:	500 Woodward Ave. – M.C. 3269
Detroit, MI 48226
Attention:	Mark J. Leveille
Telephone No.:	313/222-3958
Telecopy No.:	313/222-9516

EXHIBIT B

THE EMPIRE DISTRICT ELECTRIC COMPANY

(THE “COMPANY”)

PRICING SCHEDULE

Basis for Pricing	Level I A- / A3	Level II BBB+/Baa1	Level III BBB/Baa2	Level IV BBB-/Baa3	Level V BB+ / Ba1	Level VI <BB+ / Ba1
Applicable Margin for ABR Portions	0.0 bps	0.0 bps	0.0 bps	0.0 bps	50.0 bps	100.0 bps
Applicable Margin for LIBOR Portions	75.0 bps	85.0 bps	100.0 bps	120.0 bps	145.0 bps	170.0 bps
Facility Fee Rate	15.0 bps	20.0 bps	25.5 bps	30.0 bps	40.0 bps	45.0 bps
Utilization Fee Rate	12.5 bps	12.5 bps	12.5 bps	12.5 bps	25.0 bps	25.0 bps
Drawn Cost (<33% usage)	90.0 bps	105.0 bps	125.5 bps	150.0 bps	185.0 bps	215.0 bps
Drawn Cost (>33% usage)	102.5 bps	117.5 bps	138.0 bps	162.5 bps	210.0 bps	240.0 bps

For purposes of utilizing the above schedule:

“Level I Status” exists at any date if, on such date, the Company’s Moody’s Rating is A3 or better or the Company’s S & P Rating is A- or better.

“Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) the Company’s Moody’s Rating is Baa1 or better or the Company’s S & P Rating is BBB+ or better.

“Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I or II Status and (ii) the Company’s Moody’s Rating is Baa2 or better or the Company’s S & P Rating is BBB or better.

“Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I, II or III Status and (ii) the Company’s Moody’s Rating is Baa3 or better or the Company’s S & P Rating is BBB- or better.

“Level V Status” exists at any date if, on such date, (i) the Company has not qualified for Level I, II, III or IV Status and (ii) the Company’s Moody’s Rating is Ba1 or better or the Company’s S & P Rating is BB+ or better.

“Level VI Status” exists at any date if, on such date, the Company has not qualified for Level I, II, III, IV or V Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“S & P Rating” means, at any time, the rating issued by Standard & Poor’s and then in effect with resect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin and Applicable Fee Rate shall be determined from time to time in accordance with the foregoing schedule based on the Company’s Status as determined from its then-current Moody’s Rating and/or S & P Rating; provided, that, if the Company does not have both a Moody’s Rating and an S & P Rating at closing, Level VI shall apply until the Company first receives either a Moody’s Rating or an S & P Rating.  The credit rating in effect on any date for the purposes of the foregoing schedule is that in effect at the close of business on such date.  If, at any time, the Company ceases to have both a Moody’s Rating and an S & P Rating, Level VI Status shall exist.  If, at any time the Company has only a Moody’s Rating or an S & P Rating, but not both, the Status shall be determined by reference to such rating.

If the Company is split-rated and the differential between ratings is one level, the higher rating will apply.  If the Company is split-rated and the differential between ratings is two levels or more, the intermediate ratings at the midpoint will apply.  If there is no midpoint, the higher of the two intermediate ratings will apply.